EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Nathan Elwell / Matt Steinberg (212) 850-5600

Linden Alschuler & Kaplan, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. COMPLETES ACQUISITION OF
REPCONSTRICKLAND

- Augments Offering to North American Refinery and Petrochemical Markets -

NORWALK, CONNECTICUT, July 29, 2013 – EMCOR Group, Inc. (NYSE:  EME) today announced that it has completed its acquisition of RepconStrickland, Inc. (“RepconStrickland”) for a purchase price of approximately $455 million in cash, as previously announced.

Headquartered in La Porte, TX and Corpus Christi, TX, RepconStrickland has a 36-year history as one of the preeminent U.S. industrial and refinery service companies.  With a track record of superior project execution and an industry-leading safety record, RepconStrickland is a leader in executing turnarounds for critical process units.

Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “We are pleased to have successfully completed the acquisition of RepconStrickland.  Supported by its five recognized brands, RepconStrickland has strong managerial teams and an industry-leading safety record, with a focus on accountability and results for their customers.  The combination of RepconStrickland and our existing Ohmstede operations provides us additional access to high-margin, high-growth industrial markets that will enhance our earnings power and help fulfill many of our strategic goals for 2013 and beyond.”

EMCOR Group, Inc. is a Fortune 500 worldwide leader in mechanical and electrical construction services, industrial and energy infrastructure and facilities services.  This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2012 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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